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                                  EXHIBIT 10.28

RO-SEARCH, INC.
A SUBSIDIARY OF WELLCO ENTERPRISES, INC.

                                       WAYNESVILLE, NORTH CAROLINA, U.S.A. 28756
YOUR REF. NO.                          TELEPHONE: (703) 456-3343
                                       CABLE ADDRESS: ROKAKO, WAYNESVILLE, N.C.
OUR REF. NO.

                                                                  HORACE AUBERRY
                                                                       PRESIDENT

                                                              September 13, 1984

Dear Ro-Search Military Licensee:

Our new combat boot has finally been approved, and the first solicitation tentatively scheduled for early 1985. We hope and expect that you, as a valued and long-term licensee, will plan to produce this new style military boot. In order for you to do so, the mold must be modified and a new sole plate provided.

This event requires a change in our present mold lease arrangements, and we propose a new agreement, replacing all the existing mold lease agreements. It is understood that each of Ro-Search's present military licensees who choose to continue such relationship shall enter into an agreement identical to the one which follows:

(1) We will take your existing whole size molds and convert them, as needed, to the new specification. This modification will be made in such a way that you will be able to continue production of the Hot Weather boot, and as long as needed, the current DMS boot.

      These molds will become part of the basic inventory of molds to be shared by the entire military licensee group, and Ro-Search will assume responsibility for major maintenance as we do now for the half-size molds.

(2) To assist Ro-Search in absorbing the cost of modifying all necessary military molds (both your molds and Ro-Search's current mold inventory),

      your technical assistance/mold leasing fee due Ro-Search will become thirty cents (30 cent(s)) per pair on all-leather DMS boots and forty cents (40 cent(s)) per pair on Hot Weather boots manufactured under the current specifications, MIL-8-43481 and MIL-8-43154, on all contracts resulting from solicitations opened during and after October, 1984.

(3) Your technical assistance/mold leasing fee will be forty cents (40 cent(s)) per pair on all your production of the new boot, called the "E" model in the recent "Walk-Off" and NBN84 by Ro-Search.

(4) Ro-Search will, using these molds, other molds similarly provided, our own half sizes, extreme sizes and other mold inventory and adding molds as necessary, make available to you a basic inventory of molds suitable to satisfy your current daily combat boot production capacity under any quantity combination of the specifications referred to in paragraphs (2) and (3) above at a minimum production rate of 1,600 pairs of boots per pair of molds per month. In the event total OPSC production requirements increase in

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      the future, Ro-Search will allocate you additional molds as necessary, subject only to time constraints required for Ro-Search to produce such molds.

      Conversely, should OPSC production requirements be reduced in the future, Ro-Search reserves the right to withdraw from use any surplus molds so as to use those molds in other countries or retool them for other purposes. Should molds contribute by you under paragraph (1) above be used by Ro-Search for such other purposes, we agree to credit you at that time for your base equity in the amount of $1,500.00 per pair.

(5) In recognition of the willingness of our participating military licensees to assist us in this mold modification program, Ro-Search agrees that it will not lease these combat molds to any licensees not participating in this start-up program. In addition, licensees electing to participate in this retooling program will be given first priority on Ro-Search's military mold production capacity.

(6) The payments to Ro-Search under this agreement will be due on all DMS construction boots manufactured by you, regardless of whether manufactured for DPSC, other governmental agencies, domestic or foreign, or for civilian use, irrespective of whether manufactured on equipment leased or purchased from Ro-Search or any other source.

(7) The per pair payments specified above cover the cost of the rubber testing which is required by all the above specifications. Should you not wish to procure this service from Ro-Search, your payments will be reduced by one cent (1 cent(s)) per pair.

(8) In the event a mold subject to this agreement is destroyed or damaged by fire or other casualty, Ro-Search will repair or replace said mold. The licensee shall remit to Ro-Search, whether from insurance proceeds or otherwise, the full replacement value of a destroyed mold or the cost of repair of a damaged mold.

(9) This agreement is entered into and effective until December 31, 2004. In recognition of Ro-Search's technological services to you in developing this new footwear technology, you agree that your current Technical Assistance Agreement is hereby also extended until the same date, except that said Agreement is superseded hereby to any extent in conflict herewith, particularly as to payment amounts due from you to Ro-Search.

(10) The fees provided for in paragraphs (2) and (3) will be adjusted effective with payments due on all contracts resulting from solicitations opened during and after October, 1985, and in October of all years thereafter during the term of this agreement, in proportion to any percentage change in the Producer Price Index for Finished Goods - Capital Equipment, maintained by the U.S. Department of Labor, or any comparable successor Index, using that Index for the preceding August (or the next latest monthly data available by September 25 of each year) as the revised Index number.

(11) The foregoing rate structures are applicable only to the mold design, size tariff, and specified molding procedures under military specification B-43481, B-43154 and to the as yet unnumbered specification for the new "E" boot. Should the design, size tariff, or specified molding procedures change, the rental rates for any newly modified or additional molds will be properly revised by negotiation between us, so

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      as to reflect an equivalent return to Ro-Search on its additional expenditure in furnishing said molds and the production to be anticipated from these new molds.

(12) If you wish to cease engaging in military footwear production for the DPSC or successor purchasing entity during the term of your extended agreement, you will sell to Ro-Search, and Ro-Search will purchase from you, the molds contributed by you under paragraph (1) above to Ro-Search hereunder at a rate of $1,500.00 per mold unless the DPSC has then discontinued procurement of military footwear manufacturable on the remodeled molds.

(13) All molds shipped to a licensee by Ro-Search will be shipped F.O.B. Waynesville, N.C. All molds shipped by a licensee to Ro-Search will be shipped freight-prepaid. If, in order to expedite interchange of molds between licensees, Ro-Search directs that a mold instead be shipped direct to another licensee, Ro-Search will absorb any increased freight expense incurred by the shipping licensee.

(14) The licensee shall be responsible for any loss, damage or destruction of any molds or components of molds while on the premises of the licensee's, irrespective by whom they were contributed. Responsibility for any loss, damage or destruction of any molds or components of molds while in transit between the parties shall be the responsibility of the respective shipper. Molding equipment, as made available to a licensee under this agreement, shall be covered by insurance at the full replacement value thereof as advised by Ro-Search, at licensee's cost, against destruction by fire or any other cause, under an extended coverage provision, Ro-Search being shown as "Loss Payee" in the insurance policy, and providing for a 10-day notice to Ro-Search prior to any termination of Licensee's insurance.

(15) You will promptly advise Ro-Search of the award to you of DPSC contract, including size and delivery requirements. Ro-Search will thereupon advise you of its mold availability schedule, giving due consideration to the DPSC's delivery requirements and the then-existing manufacturing needs of all licensees. You shall schedule your production in accordance with mold availability dates furnished you by Ro-Search.

(16) In the event Ro-Search determines to sell its military footwear technological assistance/mold leasing business, which is the subject of this agreement, Ro-Search hereby grants to all licensees who are parties to this and identical agreements a thirty (30) day right of first refusal to purchase said assets collectively on the same terms and conditions as those offered by a third party purchaser.

(17) The terms "Ro-Search" and "military licensee" shall include the said Ro-Search, Incorporated, and the licensees of Ro-Search who become parties to this or similar agreements and their respective successors and assigns.

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We are very enthusiastic about the opportunities presented to our licensees as the result of our efforts in having this new generation of military footwear approved for procurement. We look forward to your early indication of your agreement to the foregoing terms.

                                      Very sincerely yours,

                                      /s/ Horace Auberry

                                      Horace Auberry

Accepted: _________________
15 September, 1984

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                            TERM EXTENSION AGREEMENT

      THIS TERM EXTENSION AGREEMENT is made and entered into this 27th day of May, 2004, by and between RO-SEARCH, INCORPORATED, a North Carolina corporation ("Ro-Search"), and ALTAMA DELTA CORPORATION, a Georgia corporation ("Altama"), for purposes of extending the term of certain agreements existing between them.

                                   WITNESSETH:

      WHEREAS, on July 1, 1965, Ro-Search and Hi-Pals Footwear, Inc., a Georgia corporation ("Hi-Pals") entered into a Technical Assistance Agreement (the "Original Technical Agreement") wherein Ro-Search agreed to provide, among other things, boot manufacturing technical assistance to Hi-Pals to enable Hi-Pals to manufacture bootwear. The term of the Original Technical Agreement was fifteen years, from July 1, 1965 to June 30, 1980;

      WHEREAS, on September 30, 1969, Ro-Search, Hi-Pals and Altama entered into a Contract (the "Contract") wherein Ro-Search and Altama-Delta agreed to extend the benefits and obligations arising out of the Original Technical Agreement, previously enjoyed by and impoed on Hi-Pals, to Altama;

      WHEREAS, on July 1, 1980, Ro-Search and Altama entered into an Amendment to Technical Assistance Agreement (the "Amended Technical Agreement") wherein Ro-Search and Altama acknowledged, among other things, the validity of the Contract, and extended the term of the Original Technical Agreement another fifteen (15) years to June 30, 1995;

      WHEREAS, on September 18, 1984, Ro-Search and Altama entered into a Letter Agreement (the "Letter Agreement") wherein the parties agreed to, among other things, certain changes in Ro-Search and Altama's mold lease arrangement, and extend the term of the Original Technical Agreement, as extended by the Amended Technical Agreement, to December 31, 2004 (the "Expiration Date") (the Letter Agreement, the Original Technical Agreement and the Amended Technical Agreement are collectively referred to herein as the "Agreements");

      WHEREAS, on September 30, 2003, Altama was awarded and entered into Contract Number SP0100-03-D-0373 with the United States of America, in which Altama is obligated to supply minimum and maximum quantities of combat boots to the United States military through and including September 30, 2006; and

      WHEREAS, the parties hereto wish to extend the Agreements beyond the Expiration Date;

      In consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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      1.    TERM. The Letter Agreement provides that the collective Agreements will end on December 31, 2004. It is the intent of Altama and Ro-Search to renegotiate and/or extend these Agreements beyond December 31, 2004. In the event such renegotiations do not result in a new agreement or in an extension of the current Agreements until at least December 31, 2006, Altama and Ro-Search hereby agree that the present Agreements will be extended, with their current terms and conditions, until December 31, 2006.

         2. MISCELLANEOUS.

            2.1 Applicable Law. This Agreement is executed and will be performed in the State of North Carolina, and shall be construed and enforced in accordance with the laws of the State of North Carolina.

            2.2 Captions. Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or prescribe the scope of this Amendment or the intent of any provision.

            2.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

            2.4 Further Acts. Each party agrees to perform any further acts and to execute and deliver any instruments or documents that may be necessary or reasonably deemed advisable to carry out the purposes of this Agreement.

            2.5 Severability. If any part of this Agreement shall be held void, voidable or otherwise unenforceable by any court of law or equity, nothing contained in this Amendment shall limit the enforceability of any other part.

            2.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, successors, successor-in-title, legal representatives and lawful assigns. No party shall have the right to assign this Agreement, or any interest under this Agreement, without the prior written consent of the other parties.

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      IN WITNESS WHEREOF, the parties hereto have executed this Term Extension
Agreement, under seal, on the date and at the place first above written.

                                      RO-SEARCH, INCORPORATED,
                                      a North Carolina corporation

                                      By: /s/ David Lutz
                                          --------------------------------------
                                          DAVID LUTZ
                                          President

                                                        [CORPORATE SEAL]

                                      ALTAMA DELTA CORPORATION,
                                      a Georgia corporation

                                      By: /s/ W. Whitlow Wyatt
                                          --------------------------------------
                                          W. WHITLOW WYATT
                                          Chairman and Chief
                                          Executive Officer

                                                        [CORPORATE SEAL]